[LOGO] CURATIVE
       HEALTH SERVICES

                                                                    Exhibit 99.2

                                                                            News

FOR IMMEDIATE RELEASE

Contact:                                                Richard Moyer
Tom Axmacher                                            Investor Relations
CFO                                                      Cameron Associates
Curative Health Services                                212-554-5466
631-232-7000                                            richard@cameronassoc.com
taxmacher@curativehealth.com

                       CURATIVE HEALTH SERVICES ANNOUNCES

     Section 10.14 MANAGEMENT CHANGES

     Hauppauge, New York, March 7, 2002 - Curative Health Services, Inc., (NASDAQ: CURE) today announced that Gary Blackford, Chief Executive Officer and Director of Curative, has elected to leave the Company to pursue other interests, and as a result will transition out of his role as Chief Executive Officer by the end of the month. Mr. Blackford is also expected to resign as a Director. Concurrently, David Lawson, Chief Administrative Officer, and Steven Michurski, Executive Vice President, will also be leaving the Company. Mr. Blackford joined the Curative board in July 2001 and was named CEO in September 2001.

     William Tella, Senior Vice President of Corporate Development, will assume the leadership of the Company's SPS business unit. Mr. Tella was instrumental in developing, structuring, negotiating, and integrating the Company's three acquisitions in the Specialty Pharmacy Business. Mr. Tella has a Bachelor of Science Degree in Pharmacy from the University of Rhode Island and an MBA from Washington State University. Mr. Tella has spent most of his business career in the Medical Services and Pharmaceutical industries, principally in sales, marketing, and business development.

     The Executive Committee of the Board has begun a search for a permanent replacement for the CEO position. Mr. Joseph Feshbach, Executive Chairman, will assume the CEO

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responsibilities on an interim basis. "We remain confident in the previously provided guidance and anticipate no interruption to our business," stated Mr. Feshbach. In addition Mr. Feshbach further stated, "Our balance sheet remains strong and at present we have no commercial bank debt, and an unused borrowing capacity of approximately $20 million. Our current focus is to execute a rapid and successful integration of Apex Therapeutic over the next 60-90 days and to continue to explore additional acquisitions".

     Curative Health Services, Inc., will hold a conference call to discuss the Company's management change, Friday, March 8, 2002 at 9:30 a.m. Eastern Standard Time. To participate in the conference call, dial 1-800-360-9865 approximately 10 minutes prior to the scheduled start time. If you are unable to participate, a digital replay of the call will be available from Friday, March 8, 2002 at 11:00 a.m. EST until 11:00 p.m. March 15th, by dialing 1-800-428-6051 and using confirmation code # 235012. The live broadcast of Curative Health Services conference call will be available online by going to www.curative.com and selecting the Investor Relations link, and on www.streetevents.com. An online replay will be available shortly after the call at those sites.

     (a)

     (b)  Fiscal Year 2002 Guidance

     The Company anticipates projected 2002 earnings of $.80 per share on sales of approximately $130 million. Projected earnings for the first quarter of 2002 are $.17 per share with revenues of approximately $23 million. These projections assume no unusual legal or settlement costs related to the Company's outstanding shareholder litigation, and no other one-time gains, losses or other charges.

About Curative Health Services

Curative's Specialty Pharmacy Services (SPS) business unit provides patient-centric services that facilitate the health care management process, and provides related pharmacy products for chronic disease states such as Hemophilia. These services are provided directly to patients and caregivers by community-based representatives and pharmacists.

         Curative Health Services' Specialty Healthcare Services (SHS) business unit is the undisputed industry leader in chronic wound care management, consistently achieving an outcome success rate of more than 80 percent, more than twice the industry average. Curative provides a broad continuum of services to health care providers through a nationwide network. This national network of more than 100 hospital-based Wound Care Center programs, has

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offered comprehensive treatment to over 300,000 patients, achieving more than a
95 percent patient satisfaction rate.

     For more information, visit www.curative.com

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company's Specialty Healthcare Services or Specialty Pharmacy Services business units, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Pharmacy Services business unit and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for further discussion of these and other factors that could affect future results.

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